Filed Pursuant to Rule 424(b)(7)

Registration No. 333-289676

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated August 15, 2025)

EMPERY DIGITAL INC.

44,414,189 shares of Common Stock

Up to 5,728,662 shares of Common Stock Underlying Pre-Funded Warrants

Up to 901,542 shares of Common Stock Underlying Gemini Warrant

Up to 163,929 shares of Common Stock Underlying Placement Agent Warrants

Up to 25,000 shares of Common Stock Underlying Consultant Warrant

This prospectus supplement No. 1 (this “Prospectus Supplement”) supplements and amends the prospectus of Empery Digital Inc. (the “Company”) dated August 15, 2025 filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Prospectus”). The Prospectus and this Prospectus Supplement relate to the resale or other disposition from time to time of the selling stockholders identified in the Prospectus, as supplemented and amended by this Prospectus Supplement, including their transferees, pledgees, donees or successors of (i) 44,414,189 shares of our common stock par value $0.00001 per share (“Common Stock”), (ii) up to 5,728,662 shares of Common Stock issuable upon the exercise of pre-funded warrants, with an exercise price of $0.00001 per share, (iii) a warrant (the “Gemini Warrant”) to purchase up to 901,542 shares of Common Stock issuable upon the exercise of the Gemini Warrant, with an exercise price of $10.00 per share, (iv) warrants (the “Placement Agent Warrants”) to purchase up to 163,929 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants, with an exercise price per share equal to $10.00 per share and (v) a warrant (the “Consultant Warrant”) to purchase up to 25,000 shares of Common Stock issuable upon the exercise of the Consultant Warrant, with an exercise price per share equal to $10.00 per share. This Prospectus Supplement should be read in conjunction with, and is qualified by reference to, the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus, and is not complete without, and may not be delivered or utilized except in combination with the Prospectus.

The purpose of this Prospectus Supplement is solely to correct certain information in the selling stockholders table set forth in the Prospectus related to two of the selling stockholders previously identified in the Prospectus.

Investing in our Common Stock is highly speculative and involves a high degree of risk. You should purchase the Common Stock only if you can afford a complete loss of your investment. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of the Prospectus, and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus, before making a decision to purchase our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is August 27, 2025.

This Prospectus Supplement is being filed to supplement and amend certain information in the table under the section entitled “SELLING STOCKHOLDERS” of the Prospectus as of August 26, 2025 related to two selling stockholders affiliated with Pantera Capital Partners, LP. This Prospectus Supplement does not impact any other selling stockholders identified in the Prospectus and is being filed solely to correct the information set forth below.

Accordingly, the table in the section entitled “SELLING STOCKHOLDERS” of the Prospectus is hereby amended by revising the following row and related footnote as follows:

Name(1)	Shares of Common Stock Beneficially Owned Prior to this Offering	Maximum Number of Shares of Common Stock Offered(2)	Shares of Common Stock Beneficial Ownership After this Offering(3)
			Shares	%(4)
Entities affiliated with Pantera Capital Partners, LP (17)	1,500,000	1,500,000	0	–

(17) Includes (i) 1,000,000 shares of Common Stock held by Pantera DAT Opportunities Master Fund SP (“Pantera DAT”), and (ii) 500,000 shares of Common Stock held by Pantera Blockchain Fund LP (“Pantera Blockchain” and, together with Pantera DAT, the “Pantera Funds”). The Pantera Funds are under management by Pantera Capital Partners LP (“PCP LP”). PCP LP serves as Investment Advisor to the Pantera Funds and has control and discretion over the shares held by the Pantera Funds. As such, PCP LP may be deemed the beneficial owner of the shares held by the Pantera Funds. PCP LP disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address for the Pantera Funds is 600 Montgomery Street, Suite 4500, San Francisco, CA 94111.

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